F&G Annuities & Life Reports First Quarter 2026 Results Des Moines, Iowa – (May 6, 2026) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the first quarter ended March 31, 2026. Net earnings attributable to common shareholders for the first quarter of $244 million, or $1.78 per diluted share (per share), compared with a net loss attributable to common shareholders of $25 million, or $0.20 per share, for the first quarter of 2025. Net earnings for the first quarter included $147 million of net favorable mark-to-market effects and $13 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net loss for the first quarter of 2025 included $105 million of net unfavorable mark-to-market effects and $11 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter were $110 million, or $0.82 per share, compared with $91 million, or $0.72 per share, for the first quarter of 2025. Adjusted net earnings include significant income and expense items, as well as investment income from alternative investments below management’s long-term expected return. Please see the “First Quarter 2026 Results” and “Non- GAAP Measures and Other Information” sections for further explanation. Company Highlights • Generated record assets under management before reinsurance: F&G achieved record assets under management before reinsurance of $74.5 billion as of March 31, 2026, an increase of 11% over the first quarter of 2025. This included retained AUM of $56.4 billion. F&G’s gross sales were $3.2 billion and net sales were $2.2 billion for the first quarter • Excellent credit performance in the investment portfolio: The investment portfolio is performing well, with 97% of fixed maturities being investment grade. It is well matched to our liability profile and diversified across asset types. Credit-related impairments have remained low and stable, averaging 6 basis points over the past five years, and 3 basis points in the first quarter • Reported adjusted return on equity (ROE) ex AOCI and adjusted return on assets (ROA) include short-term fluctuations in investment income from alternative investments: Adjusted ROE excluding AOCI was 8.4% and adjusted ROA was 76 basis points for the first quarter; adjusted ROA of 87 basis points over the last twelve months (LTM) was in line with the full year 2025 • Solid balance sheet supports both organic growth and return of capital to shareholders: During the first quarter, F&G returned $67 million of capital to shareholders through $38 million of common and preferred dividends and $29 million to repurchase 1.2 million shares of common stock. Effective March 13, 2026, the Board of Directors authorized a new three-year share repurchase program under which F&G may repurchase up to $100 million of common stock Chris Blunt, F&G’s Chief Executive Officer, commented, “The first quarter was a solid start to the year, highlighted by record assets under management before reinsurance of nearly $75 billion fueled by $3.2 billion of gross sales in the quarter, including $2 billion of core sales from indexed annuities, indexed universal life and pension risk transfer, and $1.2 billion of opportunistic funding agreements and multiyear guaranteed annuities. Our high quality, diversified investment portfolio continues to perform extremely well, including our private origination portfolio, with total credit-related impairments stable and below our pricing assumptions.”

Mr. Blunt continued, "Our diversified, self-funding capital model is supported by our annual inforce capital generation and third party capital through our reinsurance sidecar and our strategic flow reinsurance partnerships. Together, these sources of capital provide financial strength and flexibility to invest for growth in our core business, while consistently returning capital to shareholders through dividends and opportunistic share repurchases. During the first quarter, we returned $67 million of capital to shareholders through dividends and opportunistic share repurchases. We are executing on our strategy toward a more fee-based, higher margin and less capital intensive business model to drive long-term growth and shareholder value."

Summary Financial Results[1]

(In millions, except per share data)

	Three Months Ended	
	March 31, 2026	March 31, 2025
Gross sales	$ 3,173	$ 2,902
Net sales	$ 2,245	$ 2,181
Assets under management (AUM)	$ 56,436	$ 54,546
Average assets under management (AAUM) YTD	$ 57,905	$ 53,877
AUM before reinsurance	$ 74,454	$ 67,398
Adjusted return on assets	0.76 %	0.68 %
Adjusted return on average equity (ex. AOCI)	8.4 %	9.7 %
Net earnings (loss)	$ 244	$ (25)
Net earnings (loss) per share	$ 1.78	$ (0.20)
Adjusted net earnings	$ 110	$ 91
Adjusted net earnings per share	$ 0.82	$ 0.72
Book value per common share	$ 32.75	$ 30.47
Book value per common share, excluding AOCI	$ 46.51	$ 43.31

First Quarter 2026 Results

Record AUM before reinsurance was $74.5 billion as of March 31, 2026, an increase of 11% over $67.4 billion at the end of the first quarter of 2025. This included AUM of $56.4 billion as of March 31, 2026, an increase of 3% over $54.5 billion at the end of the first quarter of 2025; retained AUM was reduced by $1.8 billion inforce block ceded with the F&G Life Re Ltd sale in the first quarter of 2026. A rollforward of AUM can be found in the "Non-GAAP Measures and Other Information" section of this release.

Gross sales were $3.2 billion for the first quarter, compared with $2.9 billion for the first quarter of 2025; reflects continued strong demand for retirement savings products.

Core sales were $2.0 billion for the first quarter, compared with $1.8 billion for the first quarter of 2025; reflects higher core retail indexed annuity and indexed universal life and pension risk transfer sales.

Opportunistic sales were $1.2 billion for the first quarter, compared with $1.1 billion for the first quarter of 2025; reflects higher funding agreements, partially offset by lower multiyear guaranteed annuities sales. Opportunistic volumes vary quarter to quarter depending on economics and market opportunity.

Net sales were $2.2 billion for the first quarter, in line with the first quarter of 2025; reflects flow reinsurance in line with capital targets for multiyear guaranteed annuities and fixed indexed annuities.

Adjusted net earnings were $110 million, or $0.82 per share, for the first quarter, compared with $91 million, or $0.72 per share, for the first quarter of 2025. Adjusted net earnings include significant income and expense items, as well as alternative investment portfolio short-term returns that differ from long-term return expectations.

[1]See definition of non-GAAP measures below

- *Effective January 1, 2026, our presentation of investment income from alternative investments does not include fixed income assets. Prior periods are presented on a comparable basis to reflect the new definition of investment income from alternative investments.*
- **Adjusted net earnings of $110 million, or $0.82 per share, for the first quarter of 2026** included $5 million, or $0.03 per share, of expense from investment and other income true-up adjustments**.** Investment income from alternative investments was $44 million, or $0.32 per share, below the midpoint of management's long-term expected return of approximately 12% to 14%
- **Adjusted net earnings of $91 million, or $0.72 per share, for the first quarter of 2025** included $16 million, or $0.12 per share, of income from a reinsurance true-up adjustment. Investment income from alternative investments was $45 million, or $0.35 per share, below the midpoint of management's long-term expected return of approximately 12% to 14%

As compared with the prior year quarter and excluding the above items, adjusted net earnings reflect asset growth, growing fees from accretive flow reinsurance, steady owned distribution margin and disciplined expense management driving scale benefit.

Capital and Liquidity Highlights

Total F&G equity attributable to common shareholders, excluding AOCI, was $6.2 billion, or $46.51 per share, as of March 31, 2026. This reflects an increase of $2.08 per share as compared with December 31, 2025.

		1Q26
Book value per common share excluding AOCI - As of December 31, 2025	**$**	**44.43**
Effect of F&G Life Re sale (one-time item)		0.10
Subtotal, after one-time items	**$**	**44.53**
Adjusted net earnings and other		0.72
Subtotal, before capital actions & mark-to-market	**$**	**45.25**
Capital actions		0.27
Subtotal, before mark-to-market	**$**	**45.52**
Mark-to-market movement		0.99
Book value per common share excluding AOCI - As of March 31, 2026	**$**	**46.51**

Effective March 1, 2026, we closed the sale of the F&G Life Re Ltd legal entity to Ancient Financial Holdings LP, as we no longer needed a Bermuda operation to support our reinsurance strategy. The transaction included cession of the remaining $1.8 billion inforce block and we added Ancient Re as a flow reinsurance partner.

During the first quarter, F&G returned $67 million of capital to shareholders through $38 million of common and preferred dividends and $29 million to repurchase approximately 1.2 million shares of common stock at an average price of $24.14.

The Company's existing stock repurchase authorization permits aggregate repurchases of up to $50 million, of which approximately $3 million remained available as of March 31, 2026.

Effective March 13, 2026, the Board of Directors has authorized a new three-year share repurchase program under which F&G may repurchase up to $100 million of common stock. No shares had been repurchased under this program as of March 31, 2026.

Earnings Conference Call

Members of F&G's senior management team will host a conference call with the investment community to discuss F&G's first quarter 2026 results on Thursday, May 7, 2026, beginning at 9:00 a.m. Eastern Time. The conference call will be broadcast live over F&G's Investor Relations website at investors.fglife.com. A replay will also be available at the same location.

About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP financial measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) Assets March 31, 2026 December 31, 2025 Investments Fixed maturity securities available for sale, at fair value, net of allowance $ 52,361 $ 52,700 Fixed maturity securities, at fair value under fair value option 93 — Equity securities, at fair value 336 341 Derivative investments 889 1,148 Mortgage loans, net of allowance 8,459 7,891 Investments in unconsolidated affiliates 5,013 4,878 Other long-term investments 1,288 1,294 Policy loans 157 147 Short-term investments 992 1,043 Total investments $ 69,588 $ 69,442 Cash and cash equivalents 1,324 1,486 Reinsurance recoverable, net of allowance 19,975 17,545 Goodwill 2,124 2,180 Prepaid expenses and other assets 1,131 1,052 Other intangible assets, net 6,406 6,275 Market risk benefits asset 308 285 Income taxes receivable 78 83 Deferred tax asset, net 97 82 Total assets $ 101,031 $ 98,430 Liabilities and Equity Contractholder funds $ 63,474 $ 62,726 Future policy benefits 10,748 10,755 Market risk benefits liability 968 903 Accounts payable and accrued liabilities 2,367 2,701 Notes payable 2,238 2,237 Funds withheld for reinsurance liabilities 16,487 14,191 Total liabilities $ 96,282 $ 93,513 Equity Preferred stock, at par value — — Common stock, at par value — — Additional paid-in-capital 3,773 3,764 Retained earnings 2,778 2,568 Accumulated other comprehensive income (loss) ("AOCI") (1,843) (1,488) Treasury stock (69) (40) Total F&G Annuities & Life, Inc. shareholders' equity $ 4,639 $ 4,804 Non-controlling interests 110 113 Total equity $ 4,749 $ 4,917 Total liabilities and equity $ 101,031 $ 98,430

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FIRST QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended March 31, 2026 March 31, 2025 Revenues Life insurance premiums and other fees $ 479 $ 489 Interest and investment income 723 666 Owned distribution revenues 17 16 Recognized gains and (losses), net (32) (263) Total revenues 1,187 908 Benefits and expenses Benefits and other changes in policy reserves 484 524 Market risk benefit losses (gains) 73 109 Depreciation and amortization 173 153 Personnel costs 60 67 Other operating expenses 33 41 Interest expense 41 40 Total benefits and expenses 864 934 Earnings (loss) before income taxes 323 (26) Income tax expense (benefit) 74 (5) Net earnings (loss) 249 (21) Less: Non-controlling interests 1 — Net earnings (loss) attributable to F&G 248 (21) Less: Preferred stock dividend 4 4 Net earnings (loss) attributable to F&G common shareholders $ 244 $ (25) Net earnings (loss) attributable to F&G common shareholders per common share Basic $ 1.83 $ (0.20) Diluted $ 1.78 $ (0.20) Weighted average common shares used in computing net earnings (loss) per common share Basic 133 126 Diluted 139 126

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS

	Three months ended		Twelve months ended	
	March 31, 2026	March 31, 2025	December 31, 2025	December 31, 2024
Net earnings (loss) attributable to F&G common shareholders	$ 244	$ (25)	$ 248	$ 622
Non-GAAP adjustments				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	34	15	44	(76)
Change in allowance for expected credit losses	(1)	22	54	32
Change in fair value of reinsurance related embedded derivatives	(219)	41	139	33
Change in fair value of other derivatives and embedded derivatives	23	(49)	(57)	38
Recognized (gains) losses, net	(163)	29	180	27
Market related liability adjustments	(37)	103	28	(214)
Purchase price amortization	15	15	80	84
Transaction costs, other and non-recurring items	5	1	16	16
Non-controlling interest	(2)	(2)	(9)	(10)
Income taxes adjustment	$ 48	$ (30)	$ (61)	$ 21
Adjusted net earnings attributable to common shareholders [1]	$ 110	$ 91	$ 482	$ 546

[1]See definition of non-GAAP measures below

Effective January 1, 2026, our presentation of investment income from alternative investments does not include fixed income assets. Prior periods are presented on a comparable basis to reflect the new definition of investment income from alternative investments.

- **Adjusted net earnings of $110 million, or $0.82 per share, for the first quarter of 2026** included $5 million, or $0.03 per share, of expense from investment and other income true-up adjustments**.** Investment income from alternative investments was $44 million, or $0.32 per share, below the midpoint of management's long-term expected return of approximately 12% to 14%

- **Adjusted net earnings of $91 million, or $0.72 per share, for the first quarter of 2025** included $16 million, or $0.12 per share, of income from a reinsurance true-up adjustment. Investment income from alternative investments was $45 million, or $0.35 per share, below the midpoint of management's long-term expected return of approximately 12% to 14%

- **Adjusted net earnings of $482 million, or $3.64 per share, for the full year 2025** included income from $16 million, or $0.12 per share, reinsurance true-up adjustment, $10 million, or $0.07 per share, tax valuation allowance benefit and $4 million, or $0.03 per share, of actuarial reserve release. Investment income from alternative investments was $216 million, or $1.58 per share, below the midpoint of management's long-term expected return of approximately 12% to 14%

- **Adjusted net earnings of $546 million, or $4.30 per share, for the full year 2024** included expense from $30 million, or $0.23 per share, of actuarial model updates and refinements; partially offset by income from $14 million, or $0.11 per share, tax valuation allowance benefit and $6 million, or $0.05 per share, of other income items. Investment income from alternative investments was $145 million, or $1.10 per share, below the midpoint of management's long-term expected return of approximately 12% to 14%

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions)	Three months ended March 31, 2026	Three months ended December 31, 2025	Three months ended September 30, 2025	Three months ended June 30, 2025
Total F&G Annuities & Life, Inc. shareholders' equity	4,639	4,804	4,824	4,438
Less: Preferred stock	250	250	250	250
Total F&G equity attributable to common shareholders	4,389	4,554	4,574	4,188
Less: AOCI	(1,843)	(1,488)	(1,376)	(1,670)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 6,232	$ 6,042	$ 5,950	$ 5,858
Common shares outstanding	134	136	135	135
Book value per common share	$ 32.75	$ 33.49	$ 33.88	$ 31.02
Book value per common share, excluding AOCI	$ 46.51	$ 44.43	$ 44.07	$ 43.39

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE REINSURANCE

(In millions)	Three months ended March 31, 2026	Three months ended December 31, 2025	Three months ended September 30, 2025	Three months ended June 30, 2025
AUM at beginning of period	$ 57,574	$ 56,647	$ 55,565	$ 54,546
Net new business asset flows	1,364	1,660	2,269	1,763
Net flow reinsurance to third parties	(688)	(733)	(1,187)	(744)
Net inforce reinsurance to third parties	(1,814)	—	—	—
Net capital transaction proceeds (disbursements)	—	—	—	—
AUM at end of period[1]	$ 56,436	$ 57,574	$ 56,647	$ 55,565
AAUM YTD[1]	$ 57,905	$ 55,384	$ 54,870	$ 54,521
AUM before reinsurance	$ 74,454	$ 73,090	$ 71,430	$ 69,161

SALES HIGHLIGHTS

	Three months ended March 31, 2026	Three months ended March 31, 2025
Indexed annuities ("FIA/RILA")	$ 1,579	$ 1,461
Indexed universal life ("IUL")	44	43
Pension risk transfer ("PRT")	317	311
Subtotal: Core sales	**1,940**	**1,815**
Fixed rate annuities ("MYGA")	183	562
Funding agreements ("FABN/FHLB")	1,050	525
Subtotal: Opportunistic sales[2]	**1,233**	**1,087**
Gross sales	**3,173**	**2,902**
Sales attributable to flow reinsurance to third parties[3]	(928)	(721)
Net sales	**2,245**	**2,181**

[1]See definition of non-GAAP measures below

[2]Opportunistic sales volumes fluctuate quarter to quarter depending on economics and market opportunity as we prioritize allocating capital to the highest return opportunities

[3]Sales attributable to flow reinsurance to third parties includes the reinsurance sidecar

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings Attributable to Common Shareholders Adjusted net earnings attributable to common shareholders (ANE) is a non-GAAP economic measure used to evaluate financial performance each period. ANE eliminates the impact of specific items that are not indicative of the underlying economics of our business, including certain market volatility, asymmetrical and noneconomic accounting, nonrecurring items and other income and expense adjustments. These items are volatile in our reported GAAP earnings and are not indicative of the underlying profitability drivers reflected in the design and pricing of our products and/or our investment and hedging strategy, as such items fluctuate from period to period in a manner inconsistent with these drivers. ANE provides information to enhance an investor’s understanding of our results and underlying profitability drivers by removing the impact of short-term market volatility (i.e. recognized gains and losses, market risk benefits remeasurement gains and losses, derivative gains and losses), asymmetrical and non-economic accounting (i.e. derivatives and investment hedges that do not qualify for hedge accounting, deferred pension risk transfer deferred profit liability losses), and other adjustments. ANE is calculated by adjusting net earnings or loss attributable to common shareholders to eliminate: (i) Recognized gains and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. Recognized gains and losses are excluded from ANE as part of both adjustments (i) and (ii). As part of those two adjustments to ANE, all material recognized gains and losses are removed except for periodic settlements of interest rate swaps used to economically hedge our floating rate investments. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM. Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Reinsurance AUM before Reinsurance is comprised of AUM plus flow reinsured assets, including certain block reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.

Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.